EXHIBIT 4.6

APPOINTMENT OF SUCCESSOR RIGHTS AGENT

This Appointment of Successor Rights Agent (this "Agreement") is dated as of June 20, 2005, by and among LaSalle Bank National Association ("LaSalle"), Wells Fargo Bank, N.A. ("Wells Fargo") and Longview Fibre Company (the "Company").

RECITALS

WHEREAS, LaSalle is acting "Rights Agent," as that term is defined in that certain Rights Agreement dated as of March 1, 1999 (the "Rights Agreement"), for the Company;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to appoint Wells Fargo as successor Rights Agent under the Rights Agreement;

WHEREAS, pursuant to Section 21 of the Rights Agreement, the Company provided to LaSalle, in a letter dated May 13, 2005, written notice of its intent to discharge LaSalle of its duties under the Rights Agreement and to appoint Wells Fargo as successor Rights Agent; and

WHEREAS, Wells Fargo has agreed to act as successor Rights Agent under the Rights Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1.1 Representations and Warranties.

Pursuant to Section 21 of the Rights Agreement, Wells Fargo represents and warrants that it is an association organized and doing business under the laws of the United States, is in good standing, has an office in a state of the United States, is subject to supervision by federal or a state authority and has a combined capital and surplus of at least $50,000,000.

1.2 Acceptance of Appointment; No Further Action.

Wells Fargo accepts the appointment by the Company as successor Rights Agent under the Rights Agreement. Wells Fargo, as successor Rights Agent, shall act as successor Rights Agent under the Rights Agreement without further act or deed and shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent.

1.3 Transfer of Property.

LaSalle shall promptly deliver and transfer to Wells Fargo any property held by it under the Rights Agreement and shall execute and deliver any further assurance, conveyance, act or deed necessary for that purpose.

1.4 Supplement to Rights Agreement.

Pursuant to Section 28 of the Rights Agreement, this Agreement shall be deemed a supplement to the Rights Agreement and shall be incorporated as such into and made part of the Rights Agreement. The Company hereby certifies that this supplement is in compliance with the terms of Section 28 of the Rights Agreement.

1.5 Successor.

Pursuant to Section 29 of the Rights Agreement, all the covenants and provisions of the Rights Agreement by or for the benefit of the Rights Agent shall bind and inure to the benefit of Wells Fargo, as successor Rights Agent.

1.6 Notices.

Any notices or demands to be given to Wells Fargo, as successor Rights Agent, pursuant to Section 27 of the Rights Agreement shall be given to the following addresses:

Mailing Address:    Street (or Courier) Address:

Wells Fargo Bank, N.A.          Wells Fargo Bank, N.A.

Shareowner Services                        Shareowner Services

P.O. Box 64854                               161 North Concord Exchange

St. Paul, MN 55164-0854                South St. Paul, MN 55075

1.7 Counterparts; Facsimile.

This Agreement may be executed in several counterparts, and by the parties hereto on separate counterparts, each of which is an original but all of which together shall constitute one Agreement. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

1.8 Further Assurances.

The parties shall cooperate fully with each other and take all further actions and execute all further documents as may from time to time be reasonably necessary to carry out the purposes of this Agreement and the Rights Agreement.

1.9 Governing Law.

This Agreement shall be governed by, and construed, interpreted and enforced in accordance with the substantive law of the State of Washington, excluding any conflict of laws principles.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

LONGVIEW FIBRE COMPANY

By:       L. J. MCLAUGHLIN

         Name:  L. J. MCLAUGHLIN

Title: Senior Vice President-Finance

LASALLE BANK NATIONAL
ASSOCIATION

By:        GREGORY MALATIA

         Name:   GREGORY MALATIA

Title:      Senior Vice President

         WELLS FARGO BANK, N.A.

By:         JENNY LENO

         Name:    JENNY LENO

Title:       Assistant Vice President